News Release

Contact: W. Michael Madden

Senior Vice President & CFO

(615) 872-4800

KIRKLAND’S REPORTS HOLIDAY SALES

NASHVILLE, Tenn. (January 7, 2010) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported sales for the 9-week period ended January 2, 2010.

Net sales for the 9-week period ended January 2, 2010, increased 5.5% to $111.7 million compared with $105.9 million for the 9-week period ended January 3, 2009. Comparable store sales for the 9-week period increased 9.7% compared with an increase of 6.2% in the same period last year.

The Company expects to report sales for the fiscal fourth quarter on February 4, 2010, and earnings for the fourth quarter and fiscal year ended January 30, 2010, on March 12, 2010.

Kirkland’s also announced it will be making a presentation to the investment community at the Cowen and Company 8th Annual Consumer Conference in New York City on January 12, 2010, at 1:00 p.m. ET.
The live simulcast of Kirkland’s presentation will be available online at the Company’s web site, www.kirklands.com, and will be available for 30 days.

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 299 stores in 32 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 20, 2009. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.